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THE LOEWEN GROUP INC.
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(NYSE, TSE, ME: LWN)                                                        NEWS

Contact:    Sitrick And Company
            Michael Kolbenschlag
            Linda Press
            (310) 788-2850

                              FOR IMMEDIATE RELEASE
     THE LOEWEN GROUP ANNOUNCES COURT APPROVAL OF ASSET DISPOSITION PROGRAM

                      Clarification regarding NYSE listing

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VANCOUVER, BC January 24, 2000 THE LOEWEN GROUP INC. (NYSE, TSE: LWN), today announced that the United States Bankruptcy Court for the District of Delaware has approved the Company's proposed bid procedures to be followed in connection with its previously-announced program for disposition of non-strategic assets. Through this program the Company intends to sell up to 371 of the approximately 1,300 funeral home and cemetery locations at which the Company does business in the United States. Although many of the properties being made available for sale have good track records and well-established reputations in their communities, the Company has determined that they do not fit into Loewen's long-range business plans--in many cases because their geographic locations do not permit the properties to realize synergies with other Loewen funeral homes and cemeteries.

During the past two weeks, the Company, through its financial advisors Wasserstein Perella & Co., has been distributing packages of information on the for-sale properties to interested parties who have signed confidentiality agreements. February 7, 2000, has been set as the date by which parties interested in bidding must submit letters of intent identifying the properties which they wish to purchase and stating, subject to further due diligence, the prices that they would be prepared to pay for those assets. In the course of the asset disposition program, the Company will consider all qualified bids, whether for geographic groups of properties or for single locations, with the objective of maximizing the total value received for assets.

In an unrelated announcement, the Company also advised that it now expects that the New York Stock Exchange will not begin the process of delisting the Company's shares before February 25, 2000. Based upon previous communications from the NYSE, the Company had previously announced that, due to continued trading of the Company's shares at prices below the Exchange's $1 per share standard, trading on the NYSE could be suspended and the delisting process begun as early as January 25, 2000.

Based in Vancouver, The Loewen Group Inc. owns or operates more than 1,100 funeral homes



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and more than 400 cemeteries across the United States, Canada, and the United
Kingdom. The Company employs approximately 13,000 people and derives approximately 90 percent of its revenue from its US operations.

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Safe Harbor: Certain statements contained in this press release, including but not limited to information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports.